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                                                                    Exhibit 99.1


Contacts:
William A. Hockett
Vice President of Corporate Communications
(801) 584-3600
Email: bhockett@myriad.com
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www.myriad.com
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                    MYRIAD GENETICS FILES SHELF REGISTRATION

Salt Lake City, November 9, 2001 - Myriad Genetics, Inc. (Nasdaq: MYGN), announced today that it has filed a Form S-3 shelf registration statement with the Securities and Exchange Commission for the sale of up to $250 million of various types of securities.


A registration statement on Form S-3 relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities laws of that state.


Myriad Genetics, Inc. is a leading biopharmaceutical company focused on the development of novel healthcare products. The Company has established two wholly owned subsidiaries. Myriad Pharmaceuticals, Inc. develops and intends to market therapeutic products, and Myriad Genetic Laboratories, Inc. develops and markets proprietary predictive medicine and personalized medicine products. The Company has established strategic alliances with Bayer, Eli Lilly, Hitachi, Novartis, Oracle, Pharmacia, Roche, Schering AG, Schering-Plough and Syngenta.


The discussion in this news release includes forward-looking statements that are subject to certain risks and uncertainties. Such statements are based on management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements, including, but not limited to uncertainties as to the extent of future government regulation of Myriad Genetics' business, uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutics; the risk that markets will not exist for therapeutic compounds that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell compounds, which it develops, at acceptable prices. All information in this press release is as of November 9, 2001, and Myriad undertakes no duty to update this information unless required by law.